Exhibit 99.1

State Street Reports EPS of $1.00 on $2.5 Billion in Revenue for Second Quarter of 2011

On an Operating Basis EPS Increased 9% to $0.96 from $0.88 in First Quarter of 2011 with a 6% Increase in Revenue

On an Operating Basis, State Street Achieved 170 Basis Points of Positive Operating Leverage Compared to the First Quarter of 2011

BOSTON--(BUSINESS WIRE)--July 19, 2011--State Street Corporation today announced second-quarter 2011 earnings per common share of $1.00, compared to $0.87 in the second quarter of 2010. Revenue of $2.491 billion increased 8% from $2.304 billion in the second quarter of 2010 and expenses were $1.774 billion, down 9% from $1.944 billion in the second quarter of 2010. Second-quarter 2011 revenue included $51 million, or $0.06 per share, of net interest revenue associated with discount accretion related to asset-backed commercial paper conduit securities consolidated onto the Company’s balance sheet in 2009. Second-quarter 2011 expenses included $17 million, or $0.02 per share, attributable to acquisition and restructuring costs. Return on average common shareholders’ equity was 10.6% in the second quarter of 2011 compared to 11.0% in the second quarter of 2010.

Second-quarter 2010 results included revenue of $172 million, or $0.21 per share, associated with conduit-related discount accretion and a pre-tax charge of $414 million, or $0.50 per share, related to the securities lending programs, including certain common and collective trust funds managed by State Street Global Advisors; $41 million, or $0.05 per share, of acquisition and restructuring costs; a tax of $21 million, or $0.03 per share, on bonus payments to employees in the United Kingdom; and a tax benefit of $180 million, or $0.31 per share, related to the restructuring of former non-U.S. conduit assets.

In the first quarter of 2011, the Company reported earnings per share of $0.93 on revenue of $2.361 billion. Expenses in the first quarter of 2011 were $1.702 billion. First-quarter 2011 revenue included $62 million, or $0.08 per share, of conduit-related discount accretion. Expenses included acquisition and restructuring costs of $19 million, or $0.03 per share. Return on average common shareholders’ equity was 10.5% in the first quarter of 2011.

NON-GAAP BASIS

In addition to presenting State Street’s financial results in conformity with U.S. generally accepted accounting principles (GAAP), management also presents results on a non-GAAP basis, to which management refers as “operating basis,” in order to highlight comparable financial trends and other characteristics with respect to State Street’s ongoing business operations from period to period. Reconciliations of operating-basis results to GAAP-basis results are provided in the addendum at the end of this news release. Also see “Additional Information.” Operating-basis net interest revenue for all periods is presented on a fully taxable-equivalent basis and excludes discount accretion related to former conduit securities.

Operating-basis earnings per share in the second quarter of 2011 were $0.96 compared to $0.93 in the second quarter of 2010. Operating-basis revenue in the second quarter of 2011 was $2.473 billion, up 14.3% from $2.163 billion in the second quarter of 2010. Operating-basis expenses increased to $1.757 billion, up 19.7% from $1.468 billion in the second quarter of 2010. In the second quarter of 2010, management reduced incentive compensation expense as a result of the securities finance-related charge. On an operating basis, comparing the second quarter of 2011 with the second quarter of 2010, negative operating leverage was 540 basis points. On an operating basis, return on average common shareholders’ equity was 10.2% in the second quarter of 2011, down from 11.8% in the second quarter of 2010.

Operating-basis earnings per share in the second quarter of 2011 were up 9.1% from $0.88 per share in the first quarter of 2011; revenue on the same basis and in the same comparison was up 6.1% from $2.330 billion; and expenses on the same basis and in the same comparison were up 4.4% from $1.683 billion. On an operating basis, comparing the second quarter of 2011 with the first quarter of 2011, positive operating leverage was 170 basis points. On an operating basis, return on average common shareholders’ equity was 10.2% compared to 9.9% in the first quarter of 2011.

Joseph L. Hooley, State Street's chairman, president and chief executive officer, said, “In the second quarter we achieved strong growth in fee revenue due to continued momentum in servicing and management fee revenues driven by global client demand, and supported by seasonal factors affecting securities finance. We achieved positive operating leverage on an operating basis, comparing this year’s second quarter with the first quarter, based on our continuing efforts to manage expenses.”

Hooley continued, “Our capital remains strong, and following the Federal Reserve’s review of our comprehensive capital plan earlier this year, we increased our quarterly dividend to $0.18 per share, and we initiated our share purchase program, buying approximately 4.9 million of our common shares during the second quarter. As we have emphasized for the past several quarters, based upon our understanding of the proposed rules, we currently exceed the capital ratios required under the Basel III proposal.”

Looking ahead, Hooley noted, “We are pleased with our strong performance in the first half of the year. In addition to the usual seasonal weakness in third-quarter trading revenue, we face short-term challenges posed by the slower recovery and low interest-rate environment in the U.S., the uncertainty in Europe, and increased regulatory and compliance costs. We are addressing these challenges by remaining focused on controlling expenses, enhancing our risk management, and executing on our business operations and IT transformation program, which is progressing well and performing on track with the expectations we announced last November.”

The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating basis where noted. Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. See “Additional Information” for a further description of these ratios and the addendum at the end of this news release for reconciliations applicable to the tier 1 common and TCE ratios.

	Q2 2011	Q1 2011	Increase/(Decrease)		Q2 2010	Increase/(Decrease)
(Dollars in millions, except per share amounts or where otherwise noted)
For the quarters ended:
Total revenue(1)	$2,473	$2,330	$143	6.1%	$2,163	$310	14.3%
Total expenses(1)	1,757	1,683	74	4.4%	1,468	289	19.7%
Earnings per common share(1)	$0.96	$0.88	$0.08	9.1%	$0.93	$0.03	3.2%
Return on average common equity(1)	10.2%	9.9%	30 bps		11.8%	(160) bps
As of period end:
Total assets	$190,455	$171,796	$18,659	10.9%	$162,075	$28,380	17.5%
Net unrealized gain/(loss) on investment portfolio, after-tax	(94)	(352)	258	73.3%	(994)	900	90.5%
AUCM (dollars in billions):
Assets under custody and administration(2)	$22,762	$22,609	$153	0.7%	$19,032	$3,730	19.6%
Assets under management	2,116	2,120	(4)	(0.2)%	1,835	281	15.3%
Total capital ratio	20.7%	21.6%	(90) bps		16.4%	430 bps
Tier 1 capital ratio	18.9%	19.6%	(70) bps		15.1%	380 bps
Tier 1 leverage ratio	8.6%	8.7%	(10) bps		7.8%	80 bps
Tier 1 common ratio	16.8%	17.5%	(70) bps		13.1%	370 bps
TCE ratio	7.3%	7.4%	(10) bps		6.2%	110 bps
TCE/RWA ratio	16.6%	16.7%	(10) bps		11.9%	470 bps

(1) Presented on an operating basis, a non-GAAP presentation.

(2) Includes assets under custody of $16,789 billion, $16,692 billion, and $13,999 billion, respectively, as of period end Q2 2011, Q1 2011, and Q2 2010.

Total assets were $190.5 billion and $171.8 billion and included $22.1 billion and $13.3 billion of excess deposits held at the Federal Reserve and other central banks at June 30, 2011 and March 31, 2011, respectively. The average balance sheet for the second quarter of 2011 was $164 billion, compared to $159 billion for the first quarter of 2011 and $151 billion for the second quarter of 2010. State Street’s regulatory capital ratios continue to be strong as of June 30, 2011, with the Company’s total capital ratio at 20.7%, its tier 1 capital ratio at 18.9% and its tier 1 leverage ratio at 8.6%. In addition, at that date, the Company’s tier 1 common ratio was 16.8%, its TCE ratio was 7.3%, and its TCE to risk-weighted assets ratio was 16.6%. June 30, 2011 ratios adjusted for the effects of the applicable methodologies provided for in the Basel III capital requirements are: total capital ratio of 14.6%, tier 1 capital ratio of 12.9%, tier 1 leverage ratio of 6.3%, and tier 1 common ratio of 11.8%. These ratios reflect State Street’s estimates of the impact of the requirements under Basel III affecting capital, based upon published statements of the Basel Committee and the Federal Reserve. See “Additional Information” below for information concerning the specified capital ratios and the addendum at the end of this news release for reconciliations of these ratios to ratios calculated under presently applicable requirements.

At June 30, 2011, the net after-tax unrealized mark-to-market losses in the investment portfolio were $94 million, improved from net unrealized mark-to-market losses of $352 million at March 31, 2011, primarily due to the decline in interest rates, offset partially by a modest widening in spreads and $994 million as of June 30, 2010, primarily due to tighter spreads.

As of June 30, 2011, the Company expects to record aggregate pre-tax conduit-related accretion of about $1.25 billion in interest revenue over the remaining terms of the former conduit securities, of which it expects to record approximately $200 million in 2011. These expectations are based on many assumptions, including holding the securities to maturity, anticipated pre-payment speeds, credit quality and sales.

The following tables provide the components of operating-basis revenue and operating-basis expenses for the periods noted:

Operating-Basis Revenue (non-GAAP)

(Dollars in millions)
	Q2 2011	Q1 2011	% Increase (Decrease)	Q2 2010	% Increase/ (Decrease)
Servicing fees	$1,124	$1,095	2.6%	$973	15.5%
Investment management fees	250	236	5.9	201	24.4
Trading services revenue	311	302	3.0	326	(4.6)
Securities finance revenue	137	66	107.6	109	25.7
Processing fees and other revenue	70	92	(23.9)	87	(19.5)
Net interest revenue, fully taxable- equivalent basis(1)	554	546	1.5	517	7.2
Gains (losses) related to investment securities, net	27	(7)	nm	(50)	nm
Total Operating-Basis Revenue	$2,473	$2,330	6.1%	$2,163	14.3%

(1) Operating-basis information for the second and first quarters of 2011, and the second quarter of 2010, included $33 million, $31 million, and $31 million, respectively, of tax-equivalent adjustments, and excluded $51 million, $62 million, and $172 million, respectively, of conduit-related discount accretion. GAAP-basis net interest revenue for these periods was $572 million, $577 million, and $658 million, respectively.

nm = not meaningful

Operating-Basis Expenses (non-GAAP)

(Dollars in millions)	Q2 2011	Q1 2011	% Increase/ (Decrease)	Q2 2010	% Increase/ (Decrease)
Salaries and employee benefits	$1,009	$974	3.6%	$828	21.9%
Information systems and communications	199	191	4.2	174	14.4
Transaction processing services	193	180	7.2	164	17.7
Occupancy	113	107	5.6	116	(2.6)
Other	243	231	5.2	186	30.6
Total Operating-Basis Expenses	$1,757	$1,683	4.4%	$1,468	19.7%

SECOND-QUARTER 2011 RESULTS VS. SECOND QUARTER 2010

Servicing fees were up 16% to $1.124 billion from $973 million in the second quarter of 2010. The increase was attributable primarily to net new business installed, the impact of the May 2010 acquisition of Intesa’s Securities Servicing business, and increases in daily average equity valuations. Total assets under custody and administration were $22.762 trillion at June 30, 2011, up 19.6% compared with $19.032 trillion at June 30, 2010. Daily average values for the S & P 500 Index and the MSCI® EAFE IndexES were up approximately 16% and 17%, respectively, from the second quarter of 2010.

Investment management fees, generated by State Street Global Advisors, were $250 million, up 24% from $201 million in the second quarter of 2010. The increase in management fees was attributable primarily to increases in the average of month-end valuations in worldwide equity markets and the impact of the January 2011 acquisition of the Bank of Ireland asset management business. Total assets under management at June 30, 2011, were $2.116 trillion, up 15% compared to $1.835 trillion at June 30, 2010. Average month-end equity valuations increased about 22% and 23% compared to the second quarter of 2010 as measured by the S & P 500 and the MSCI® EAFE indexES, respectively.

Trading services revenue, which includes foreign exchange trading revenue and brokerage and other fees, was $311 million for the second quarter of 2011, a decrease of 5% from $326 million in the second quarter of 2010. Foreign exchange trading revenue decreased 9% primarily due to lower volatility, offset partially by higher volumes. Brokerage and other fees were up slightly.

Securities finance revenue was $137 million in the quarter, up 26% from $109 million in the second quarter of 2010 due primarily to improved spreads in the seasonally strong second quarter, partially offset by lower volumes. Processing fees and other revenue was $70 million, down from $87 million primarily due to lower revenue from joint ventures and structured products.

Net interest revenue on a fully taxable-equivalent basis, which includes conduit-related discount accretion, was $605 million in the second quarter of 2011, compared to $689 million in the second quarter of 2010. On an operating basis, which excludes discount accretion, net interest revenue was $554 million, an increase of 7% from $517 million in the second quarter of 2010 primarily due to an improvement in rates from the ECB and growth in customer deposits, including the deposits added in connection with the Intesa acquisition. Fully taxable-equivalent net interest margin, including the discount accretion, was 176 basis points in the second quarter of 2011 compared to 221 basis points in the second quarter of 2010. Operating-basis net interest margin was 161 basis points in the second quarter of 2011, compared to 166 basis points in the second quarter of 2010.

In the second quarter of 2011, we recorded $62 million of net gains from sales of available-for-sale securities. Separately, we recorded $35 million of other-than-temporary impairment, resulting in $27 million of net gains related to investment securities.

Operating-basis expenses of $1.757 billion in the second quarter of 2011 increased 20% compared to $1.468 billion in the second quarter of 2010 primarily related to increases in salaries and benefits expenses. Salaries and benefits expenses increased 22% from $828 million to $1.009 billion, primarily due to the impact of the reduction in incentive compensation in the second quarter of 2010 related to the securities finance charge. In addition, the second quarter of 2011 included merit increases, the ongoing impact of the three acquisitions, and contract employee costs associated with the business operations and IT transformation program. Information systems and communications expenses were $199 million, an increase of 14% from $174 million due primarily to the impact of acquisitions. Transaction processing services expenses were up 18% to $193 million from $164 million due to higher volumes in the investment servicing business. Occupancy expenses decreased to $113 million from $116 million. Other expenses increased 31%, or $57 million, to $243 million, primarily as a result of the impact of an insurance recovery in the second quarter of 2010 as well as the impact of acquisitions in the second quarter of 2011.

The effective tax rate on second-quarter 2011 GAAP-basis earnings was 28.2%, compared to (23.4)% in the second quarter of 2010, with the 2010 rate due to the benefit from the restructuring of former non-US conduit assets recorded in the second quarter of 2010. The effective tax rate on operating-basis earnings for the second quarter of 2011 was 27.5%, consistent with our previously disclosed annual outlook. Our effective tax rate on operating basis earnings for the full year 2011 is expected to be slightly below 28%.

SECOND-QUARTER 2011 RESULTS VS. THE FIRST QUARTER 2011

Servicing fees were $1.124 billion, up 3% from $1.095 billion in the first quarter due primarily to net new business installed and slightly higher average equity valuations. Daily average values as measured by the S & P 500 and the MSCI® EAFE indexES each increased about 1%. Management fees were $250 million, up 6% from $236 million, due primarily to net new business installed and slightly higher average month-end equity valuations. Average month-end equity valuations for the S & P 500 and MSCI® EAFE indexES were each up about 2%. Trading services revenue, which includes foreign exchange trading and brokerage and other fees, was $311 million, up 3% compared to $302 million. Foreign exchange trading revenue increased 6% due to higher volumes as well as slightly higher volatility in foreign exchange. Brokerage and other fee revenue was $142 million, flat with the first quarter. Securities finance revenue was $137 million, up 108% from $66 million primarily due to seasonality. Processing fees and other revenue was down 24% to $70 million due to lower revenues from joint ventures and structured products.

Fully taxable-equivalent net interest revenue in the second quarter of 2011 totaled $605 million, including discount accretion, compared to $608 million in the first quarter. On an operating basis, fully taxable-equivalent net interest revenue in the second quarter of 2011 was $554 million, up from $546 million due primarily to an increase in customer deposits and lower funding costs.

Compared to the first quarter of 2011, salaries and benefits expense increased 4% to $1.009 billion from $974 million, primarily due to the impact of merit increases and higher contract employee costs associated with the business operations and IT transformation program. Information systems and communications expense was $199 million, up from $191 million in the first quarter of 2011. Transaction processing expense was $193 million, up 7% from $180 million primarily due to increased volumes in the investment servicing business. Occupancy expense increased 6% to $113 million from $107 million. Other expenses were $243 million up 5% from $231 million primarily due to increased regulatory costs.

ADDITIONAL INFORMATION

All per share amounts represent fully diluted earnings per common share. Return on average common shareholders’ equity is determined by dividing full-year or annualized net income available to common equity by average common shareholders’ equity for the period. Operating-basis return on average common equity utilizes full-year or annualized operating-basis net income available to common equity in the calculation. Operating leverage is defined as the rate of growth of total revenue less the rate of growth of total expenses, each determined on an operating basis.

Non-GAAP Financial Measures

This news release includes financial information presented on a GAAP basis as well as on an operating basis. Operating-basis financial information is a non-GAAP presentation. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared in accordance with GAAP.

This news release also includes capital ratios in addition to, or adjusted from, those calculated in accordance with applicable regulatory requirements. These include capital ratios based on tier 1 common capital and tangible common equity as well as capital ratios adjusted to reflect our estimate of the impact of the Basel III capital requirements. These non-regulatory and adjusted capital measures are non-GAAP financial measures. Management presently evaluates the non-GAAP capital ratios presented in this news release to aid in its understanding of State Street’s capital position under a variety of standards, including presently applicable and evolving regulatory requirements. Management believes that the use of the non-GAAP capital ratios described in this news release similarly aids in an investor's understanding of State Street's capital position and therefore is of interest to investors.

In addition to the reconciliations, described below, of the capital ratios referenced in this news release, the addendum to this news release also includes reconciliations of the following other non-GAAP financial measures referenced in this news release: operating-basis results to GAAP-basis results and Basel III-adjusted capital ratios to capital ratios calculated under presently applicable requirements.

Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP and capital ratios determined in accordance with presently applicable regulatory requirements.

Capital Ratios

The total capital, tier 1 capital, and tier 1 leverage ratios are capital ratios used regularly by bank regulatory authorities to evaluate the Company’s capital adequacy. The tier 1 common ratio is sometimes used by the Federal Reserve in connection with its capital assessment and review programs. The TCE and TCE/risk-weighted assets ratios are other capital ratios management believes provide additional context for understanding and assessing the Company’s capital adequacy.

  The total capital, tier 1 risk-based capital, or tier 1 capital, and tier 1 leverage ratios, as applicable, are each calculated in accordance with applicable bank regulatory requirements.
  The tier 1 risk-based common, or tier 1 common, ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities, by (b) total risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The tier 1 common ratio is not required by GAAP or on a recurring basis by bank regulations. Management is currently monitoring this ratio, along with the other capital ratios described in this news release, in evaluating State Street’s capital levels and believes that, at this time, the ratio may be of interest to investors. Reconciliations with respect to tier 1 common capital as of June 30, 2011, December 31, 2010, and June 30, 2010 are provided in the addendum at the end of this news release.
  The ratio of tangible common equity to adjusted tangible assets, or TCE ratio, is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets net of related deferred taxes. Total assets reflected in the TCE ratio also exclude cash balances on deposit at the Federal Reserve Bank and other central banks in excess of required reserves. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and adjusted tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the TCE ratio as of June 30, 2011, December 31, 2010, and June 30, 2010 are provided in the addendum at the end of this news release.
  The ratio of tangible common equity to risk-weighted assets, or TCE/RWA ratio, is calculated by dividing consolidated total common shareholders’ equity (reduced by goodwill and other intangible assets net of related deferred taxes) by total risk-weighted assets (determined in accordance with applicable bank regulatory requirements). The TCE/RWA ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of State Street’s capital levels. Since there is no authoritative requirement to calculate the TCE/RWA ratio, our TCE/RWA ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Reconciliations with respect to the calculation of the TCE/RWA ratio as of June 30, 2011, December 31, 2010, and June 30, 2010 are provided in the addendum at the end of this news release.

INVESTOR CONFERENCE CALL

State Street will webcast an investor conference call today, Tuesday, July 19, 2011, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 706/679-5594 or +1 888/391-4233 (Conference ID #36966780). Recorded replays of the conference call will be available on the web site, and by telephone at +1 706/645-9291 or +1 800/642-1687 (Conference ID#36966780), beginning approximately two hours after the call’s completion. The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call, and additional financial information are available on State Street’s website, at www.statestreet.com/stockholder under “Investor Information--Latest News, Annual Reports and Financial Trends—Financial Trends,” and “Investor Events and Presentations.”

State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $22.762 trillion in assets under custody and administration and $2.116 trillion in assets under management at June 30, 2011, State Street operates in 26 countries and more than 100 geographic markets and employs 29,450 worldwide. For more information, visit State Street’s web site at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

Forward-Looking Statements

This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial condition, results of operations, investment portfolio performance and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often identified by such forward-looking terminology as "plan," "expect," "look," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target,” and "goal," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to July 19, 2011.

Important factors that may affect future results and outcomes include, but are not limited to:

  the manner in which the Federal Reserve and other regulators implement the Dodd-Frank Act and other regulatory initiatives in the U.S. and internationally, including any increases in the minimum regulatory capital ratios applicable to us and adjustments that result in changes to our operating model or other changes to the provision of our services in order to comply with or respond to such regulations;
  required regulatory capital ratios under Basel II and Basel III, in each case as fully implemented by State Street and State Street Bank (and in the case of Basel III, when finally adopted by the Federal Reserve), which may result in the need for substantial additional capital or increased levels of liquidity in the future;

  changes in law or regulation that may adversely affect our, our clients’ or our counterparties’ business activities and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements and changes that expose us to risks related to compliance;
  financial market disruptions and the economic recession, whether in the U.S. or internationally;
  the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities, and the liquidity requirements of our clients;
  increases in the volatility of, or declines in the levels of, our net interest revenue, changes in the composition of the assets on our consolidated balance sheet and the possibility that we may be required to change the manner in which we fund those assets;
  the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure;
  the credit quality, credit agency ratings, and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;
  delays or difficulties in the execution of our previously announced business operations and IT transformation program, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program, resulting in increased volatility of our earnings;
  the maintenance of credit agency ratings for our debt and depository obligations as well as the level of credibility of credit agency ratings;
  the risks that acquired businesses will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected disynergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm relationships with clients, employees or regulators;
  the ability to complete acquisitions, divestitures and joint ventures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;
  the performance of and demand for the products and services we offer, including the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;
  the possibility that our clients will incur substantial losses in investment pools where we act as agent, and the possibility of significant reductions in the valuation of assets;
  our ability to attract deposits and other low-cost, short-term funding;
  potential changes to the competitive environment, including changes due to the effects of consolidation, and perceptions of State Street as a suitable service provider or counterparty;
  the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;
  our ability to measure the fair value of the investment securities on our consolidated balance sheet;
  the results of litigation, government investigations and similar disputes or proceedings;

  our ability to control operating risks, data security breach risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;
  adverse publicity or other reputational harm;
  our ability to grow revenue, attract and/or retain and compensate highly skilled people, control expenses and attract the capital necessary to achieve our business goals and comply with regulatory requirements;
  the potential for new products and services to impose additional costs on us and expose us to increased operational risk;
  changes in accounting standards and practices; and
  changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2010 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this presentation speak only as of the date hereof, July 19, 2011, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED FINANCIAL HIGHLIGHTS
June 30, 2011

	Quarters Ended			% Change
				Q2 2011	Q2 2011
(Dollars in millions, except per share amounts or where otherwise noted)	June 30,	March 31,	June 30,	vs.	vs.
	2011	2011	2010	Q1 2011	Q2 2010

Revenue:
Fee revenue	$1,892	$1,791	$1,696	6%	12%
Net interest revenue (1)	572	577	658	(1)	(13)
Net gains from sales of available-for-sale securities	62	4	3
Losses from other-than-temporary impairment	(35)	(11)	(53)
Total Revenue	2,491	2,361	2,304	6	8
Provision for Loan Losses	2	(1)	10
Total Expenses:
Expenses from operations	1,757	1,683	1,468	4	20
Securities lending charge	-	-	414
Acquisition and restructuring costs and U.K. bonus tax, net	17	19	62
Net Income	513	471	432	9	19

Net Income Available to Common Shareholders	502	466	427

Diluted Earnings Per Common Share	1.00	.93	.87	8	15

Average Diluted Common Shares Outstanding (in thousands)	501,044	500,980	498,886

Cash Dividends Declared Per Common Share	$.18	$.18	$.01
Closing Price Per Share of Common Stock (at quarter end)	45.09	44.94	33.82

Ratios:
Return on average common equity	10.6%	10.5%	11.0%
Net interest margin, fully taxable-equivalent basis	1.76	1.85	2.21
Tier 1 risk-based capital	18.9	19.6	15.1
Total risk-based capital	20.7	21.6	16.4
Tier 1 leverage	8.6	8.7	7.8
Tier 1 common to risk-weighted assets (2)	16.8	17.5	13.1
Tangible common equity to tangible assets (2)	7.3	7.4	6.2
Tangible common equity to risk-weighted assets (2)	16.6	16.7	11.9

At Quarter End:
Assets Under Custody and Administration (3) (in trillions)	$22.76	$22.61	$19.03
Assets Under Management (in trillions)	2.12	2.12	1.84

	Six Months Ended		% Change
			2011
	June 30,	June 30,	vs.
(Dollars in millions, except per share amounts)	2011	2010	2010

Revenue:
Fee revenue	$3,683	$3,236	14%
Net interest revenue (1)	1,149	1,319	(13)
Net gains from sales of available-for-sale securities	66	195
Losses from other-than-temporary impairment	(46)	(150)
Total Revenue	4,852	4,600	5
Provision for Loan Losses	1	25
Total Expenses:
Expenses from operations	3,440	3,034	13
Securities lending charge	-	414
Acquisition and restructuring costs and U.K. bonus tax, net	36	75	(52)
Net Income	984	927	6

Net Income Available to Common Shareholders	968	919	5

Diluted Earnings Per Common Share	1.93	1.86	4

Average Diluted Common Shares Outstanding (in thousands):	500,753	498,295

Cash Dividends Declared Per Common Share	$.36	$.02

Return on Average Common Equity	10.6%	12.2%
Net interest margin, fully taxable-equivalent basis	1.80	2.27

(1) Amounts for quarters ended June 30, 2011, March 31, 2011 and June 30, 2010 included discount accretion related to former conduit securities of $51 million, $62 million and $172 million, respectively, and $113 million and $384 million for the six months ended June 30, 2011 and 2010, respectively.
(2) Refer to accompanying reconciliations for additional information.
(3) Includes assets under custody of $16.79 trillion, $16.69 trillion and $14.00 trillion, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Quarters and Six Months Ended June 30, 2011 and June 30, 2010

	Quarters Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
(Dollars in millions, except per share amounts)	2011	2010	% Change	2011	2010	% Change

Fee Revenue:
Servicing fees	$1,124	$973	16%	$2,219	$1,868	19%
Management fees	250	201	24	486	412	18
Trading services	311	326	(5)	613	568	8
Securities finance	137	109	26	203	181	12
Processing fees and other	70	87	(20)	162	207	(22)
Total fee revenue	1,892	1,696	12	3,683	3,236	14

Net Interest Revenue:
Interest revenue	719	846	(15)	1,453	1,724	(16)
Interest expense	147	188	(22)	304	405	(25)
Net interest revenue (1)	572	658	(13)	1,149	1,319	(13)

Gains (Losses) related to investment securities, net:
Net gains from sales of available-for-sale securities	62	3		66	195
Losses from other-than-temporary impairment	(44)	(240)		(79)	(480)
Losses not related to credit	9	187		33	330
Gains (Losses) related to investment securities, net	27	(50)		20	45

Total revenue	2,491	2,304	8.1	4,852	4,600	5.5

Provision for loan losses	2	10		1	25

Expenses:
Salaries and employee benefits	1,009	849	19	1,983	1,732	14
Information systems and communications	199	174	14	390	341	14
Transaction processing services	193	164	18	373	317	18
Occupancy	113	116	(3)	220	234	(6)
Securities lending charge	-	414		-	414
Acquisition and restructuring costs	17	41	(59)	36	54	(33)
Other	243	186	31	474	431	10
Total expenses	1,774	1,944	(8.7)	3,476	3,523	(1.3)
Income before income tax expense	715	350	104	1,375	1,052	31
Income tax expense (benefit)	202	(82)		391	125
Net income	$513	$432	19	$984	$927	6

Adjustments to net income:
Dividends on preferred stock	$(7)	$-		$(7)	$-
Earnings allocated to participating securities	(4)	(5)		(9)	(8)
Net income available to common shareholders	$502	$427		$968	$919

Earnings Per Common Share:
Basic	$1.01	$.87	16	$1.95	$1.86	5
Diluted	1.00	.87	15	1.93	1.86	4

Average Common Shares Outstanding (in thousands):
Basic	496,806	495,606		497,137	495,099
Diluted	501,044	498,886		500,753	498,295

Selected consolidated financial information presented above was prepared in accordance with accounting principles generally accepted in the U.S.

(1) Net interest revenue on a fully taxable-equivalent basis was $605 million and $689 million for the quarters ended June 30, 2011 and 2010, respectively, and $1.21 billion and $1.38 billion for the six months ended June 30, 2011 and 2010, respectively. These amounts included tax-equivalent adjustments of $33 million and $31 million for the quarters ended June 30, 2011 and 2010, respectively, and $64 million and $63 million for the six months ended June 30, 2011 and 2010, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED FINANCIAL INFORMATION
Quarters Ended June 30, 2011 and March 31, 2011

	Quarters Ended
	June 30,	March 31,
(Dollars in millions, except per share amounts)	2011	2011	% Change

Fee Revenue:
Servicing fees	$1,124	$1,095	3%
Management fees	250	236	6
Trading services	311	302	3
Securities finance	137	66	108
Processing fees and other	70	92	(24)
Total fee revenue	1,892	1,791	6

Net Interest Revenue:
Interest revenue	719	734	(2)
Interest expense	147	157	(6)
Net interest revenue (1)	572	577	(1)

Gains (Losses) related to investment securities, net:
Net gains from sales of available-for-sale securities	62	4
Losses from other-than-temporary impairment	(44)	(35)
Losses not related to credit	9	24
Gains (Losses) related to investment securities, net	27	(7)

Total revenue	2,491	2,361	5.5

Provision for loan losses	2	(1)

Expenses:
Salaries and employee benefits	1,009	974	4
Information systems and communications	199	191	4
Transaction processing services	193	180	7
Occupancy	113	107	6
Acquisition and restructuring costs	17	19	(11)
Other	243	231	5
Total expenses	1,774	1,702	4.2
Income before income tax expense	715	660	8
Income tax expense	202	189
Net income	$513	$471	9

Adjustments to net income:
Dividend on preferred stock	$(7)	$-
Earnings allocated to participating securities	(4)	(5)
Net income available to common shareholders	$502	$466

Earnings Per Common Share:
Basic	$1.01	$.94	7
Diluted	1.00	.93	8

Average Common Shares Outstanding (in thousands):
Basic	496,806	497,471
Diluted	501,044	500,980

Selected consolidated financial Information presented above was prepared in accordance with accounting principles generally accepted in the U.S.

(1) Net interest revenue on a fully taxable-equivalent basis was $605 million and $608 million for the quarters ended June 30, 2011 and March 31, 2011, respectively. These amounts included tax-equivalent adjustments of $33 million and $31 million for the quarters ended June 30, 2011 and March 31, 2011, respectively.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED OPERATING-BASIS FINANCIAL INFORMATION
(NON-GAAP PRESENTATION)
Quarters and Six Months Ended June 30, 2011 and June 30, 2010

State Street prepares its consolidated statement of income in accordance with accounting principles generally accepted in the U.S., or GAAP. In addition, State Street presents financial information on a non-GAAP basis, referred to as “operating” basis. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared in accordance with GAAP. The financial information presented below has been prepared on an operating basis; reconciliations of this information to financial information prepared in accordance with GAAP is included in this Earnings Release Addendum.

	Quarters Ended (1)			Six Months Ended (1)
	June 30,	June 30,		June 30,	June 30,
(Dollars in millions, except per share amounts)	2011	2010	% Change	2011	2010	% Change

Fee Revenue:
Servicing fees	$1,124	$973	16%	$2,219	$1,868	19%
Management fees	250	201	24	486	412	18
Trading services	311	326	(5)	613	568	8
Securities finance	137	109	26	203	181	12
Processing fees and other	70	87	(20)	162	207	(22)
Total fee revenue	1,892	1,696	12	3,683	3,236	14

Net Interest Revenue:
Interest revenue, operating basis	701	705	(1)	1,404	1,403	-
Interest expense	147	188	(22)	304	405	(25)
Net interest revenue, operating basis	554	517	7	1,100	998	10

Gains (Losses) related to investment securities, net	27	(50)		20	45
Total revenue, operating basis (2)	2,473	2,163	14.3	4,803	4,279	12.2

Provision for loan losses	2	10		1	25

Expenses:
Salaries and employee benefits	1,009	828	22	1,983	1,711	16
Information systems and communications	199	174	14	390	341	14
Transaction processing services	193	164	18	373	317	18
Occupancy	113	116	(3)	220	234	(6)
Other	243	186	31	474	431	10
Total expenses, operating basis (2)	1,757	1,468	19.7	3,440	3,034	13.4
Income before income tax expense, operating basis	714	685	4	1,362	1,220	12
Income tax expense, operating basis	187	190		360	322
Tax-equivalent adjustment	33	31		64	63
Net income, operating basis	$494	$464	6	$938	$835	12

Adjustments to net income:
Dividend on preferred stock	$(7)	$-		$(7)	$-
Earnings allocated to participating securities	(4)	(5)		(9)	(7)
Net income available to common shareholders, operating basis	$483	$459		$922	$828

Diluted earnings per common share, operating basis	$.96	$.93	3	$1.84	$1.68	10

Average diluted common shares outstanding (in thousands)	501,044	498,886		500,753	498,295

Return on average common equity, operating basis	10.2%	11.8%		10.1%	11.0%

(1) Refer to the accompanying reconciliation of operating-basis results to reported results.
(2) For the quarter ended June 30, 2011, negative operating leverage in the year-over-year comparison was 540 basis points, based on an increase in total operating-basis revenue of 14.3% and an increase in total operating-basis expenses of 19.7%. For the six months ended June 30, 2011, negative operating leverage in the year-over-year comparison was 120 basis points, based on an increase in total operating-basis revenue of 12.2% and an increase in total operating-basis expenses of 13.4%.

STATE STREET CORPORATION
Earnings Release Addendum

SELECTED CONSOLIDATED OPERATING-BASIS FINANCIAL INFORMATION
(NON-GAAP PRESENTATION)
Quarters Ended June 30, 2011 and March 31, 2011

State Street prepares its consolidated statement of income in accordance with accounting principles generally accepted in the U.S., or GAAP. In addition, State Street presents financial information on a non-GAAP basis, referred to as “operating” basis. Management measures and compares certain financial information on an operating basis, as it believes that this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. Management believes that operating-basis financial information, which reports revenue from non-taxable sources on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared in accordance with GAAP. The financial information presented below has been prepared on an operating basis; reconciliations of this information to financial information prepared in accordance with GAAP is included in this Earnings Release Addendum.

	Quarters Ended (1)
	June 30,	March 31,
(Dollars in millions, except per share amounts)	2011	2011	% Change

Fee Revenue:
Servicing fees	$1,124	$1,095	3%
Management fees	250	236	6
Trading services	311	302	3
Securities finance	137	66	108
Processing fees and other	70	92	(24)
Total fee revenue	1,892	1,791	6

Net Interest Revenue:
Interest revenue, operating basis	701	703	-
Interest expense	147	157	(6)
Net interest revenue, operating basis	554	546	1

Gains (Losses) related to investment securities, net	27	(7)
Total revenue, operating basis (2)	2,473	2,330	6.1

Provision for loan losses	2	(1)

Expenses:
Salaries and employee benefits	1,009	974	4
Information systems and communications	199	191	4
Transaction processing services	193	180	7
Occupancy	113	107	6
Other	243	231	5
Total expenses, operating basis (2)	1,757	1,683	4.4
Income before income tax expense, operating basis	714	648	10
Income tax expense	187	173
Tax-equivalent adjustment	33	31
Net income, operating basis	$494	$444	11

Adjustments to net income:
Dividend on preferred stock	$(7)	$-
Earnings allocated to participating securities	(4)	(5)
Net income available to common shareholders, operating basis	$483	$439

Diluted earnings per common share, operating basis	$.96	$.88	9

Average diluted common shares outstanding (in thousands)	501,044	500,980

Return on average common equity, operating basis	10.2%	9.9%

(1) Refer to the accompanying reconciliation of operating-basis results to reported results.
(2) For the quarter ended June 30, 2011, positive operating leverage in the quarter-over-quarter comparison was 170 basis points, based on an increase in total operating-basis revenue of 6.1% and an increase in total operating-basis expenses of 4.4%.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS
Quarter and Six Months Ended June 30, 2011

The tables presented below reconcile financial information prepared on a non-GAAP, or operating, basis to financial information prepared in accordance with GAAP.

(Dollars in millions, except per share amounts)	Quarter Ended June 30, 2011				Six Months Ended June 30, 2011

	Reported			Operating	Reported			Operating
	Results	Adjustments		Results	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$1,124			$1,124	$2,219			$2,219
Management fees	250			250	486			486
Trading services	311			311	613			613
Securities finance	137			137	203			203
Processing fees and other	70			70	162			162
Total fee revenue	1,892			1,892	3,683			3,683

Net Interest Revenue:
Interest revenue	719	$(18)	(1)	701	1,453	$(49)	(5)	1,404
Interest expense	147	-		147	304	-		304
Net interest revenue	572	(18)		554	1,149	(49)		1,100

Gains related to investment securities, net:	27	-		27	20	-		20
Total revenue	2,491	(18)		2,473	4,852	(49)		4,803

Provision for loan losses	2	-		2	1	-		1

Expenses:
Salaries and employee benefits	1,009			1,009	1,983			1,983
Information systems and communications	199			199	390			390
Transaction processing services	193			193	373			373
Occupancy	113			113	220			220
Acquisition and restructuring costs	17	(17)	(2)	-	36	(36)	(6)	-
Other	243	-		243	474	-		474
Total expenses	1,774	(17)		1,757	3,476	(36)		3,440
Income before income tax expense	715	(1)		714	1,375	(13)		1,362
Income tax expense	202	(15)	(3)	187	391	(31)	(3)	360
Tax-equivalent adjustment	-	33	(4)	33	-	64	(4)	64
Net income	$513	$(19)		$494	$984	$(46)		$938

Adjustments to net income:
Dividend on preferred stock	$(7)			$(7)	$(7)			$(7)
Earnings allocated to participating securities	(4)			(4)	(9)			(9)
Net income available to common shareholders	$502	$(19)		$483	$968	$(46)		$922

Diluted earnings per common share	$1.00	$(.04)		$.96	$1.93	$(.09)		$1.84

Average diluted common shares outstanding (in thousands)	501,044	501,044		501,044	500,753	500,753		500,753

Return on average common equity	10.6%	(0.4)%		10.2%	10.6%	(0.5)%		10.1%

(1) Represents tax-equivalent adjustment of $33 million, not included in reported results, net of $51 million of discount accretion related to former conduit securities.
(2) Represents $13 million of merger and integration costs and $4 million of restructuring charges related to the business operations and information technology transformation program.
(3) Represents net tax effect of non-operating adjustments.
(4) Represents tax-equivalent adjustment, not included in reported results.
(5) Represents tax-equivalent adjustment of $64 million, not included in reported results, net of $113 million of discount accretion related to former conduit securities.
(6) Represents $27 million of merger and integration costs and $9 million of restructuring charges related to the business operations and information technology transformation program.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS
Quarter and Six Months Ended June 30, 2010

The tables presented below reconcile financial information prepared on a non-GAAP, or operating, basis to financial information prepared in accordance with GAAP.

(Dollars in millions, except per share amounts)	Quarter Ended June 30, 2010				Six Months Ended June 30, 2010

	Reported			Operating	Reported			Operating
	Results	Adjustments		Results	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$973			$973	$1,868			$1,868
Management fees	201			201	412			412
Trading services	326			326	568			568
Securities finance	109			109	181			181
Processing fees and other	87			87	207			207
Total fee revenue	1,696			1,696	3,236			3,236

Net Interest Revenue:
Interest revenue	846	$(141)	(1)	705	1,724	$(321)	(7)	1,403
Interest expense	188	-		188	405	-		405
Net interest revenue	658	(141)		517	1,319	(321)		998

Gains (Losses) related to investment securities, net:	(50)	-		(50)	45	-		45
Total revenue	2,304	(141)		2,163	4,600	(321)		4,279

Provision for loan losses	10	-		10	25	-		25

Expenses:
Salaries and employee benefits	849	(21)	(2)	828	1,732	(21)	(2)	1,711
Information systems and communications	174	-		174	341	-		341
Transaction processing services	164	-		164	317	-		317
Occupancy	116	-		116	234	-		234
Securities lending charge	414	(414)	(3)	-	414	(414)	(3)	-
Acquisition and restructuring costs	41	(41)	(4)	-	54	(54)	(4)	-
Other	186	-		186	431	-		431
Total expenses	1,944	(476)		1,468	3,523	(489)		3,034
Income before income tax expense	350	335		685	1,052	168		1,220
Income tax expense (benefit)	(82)	272	(5)	190	125	197	(5)	322
Tax-equivalent adjustment	-	31	(6)	31	-	63	(6)	63
Net income	$432	$32		$464	$927	$(92)		$835

Earnings allocated to participating securities	(5)	-		(5)	(8)	1	(8)	(7)
Net income available to common shareholders	$427	$32		$459	$919	$(91)		$828

Diluted earnings per common share	$.87	$.06		$.93	$1.86	$(.18)		$1.68

Average diluted common shares outstanding (in thousands)	498,886	498,886		498,886	498,295	498,295		498,295

Return on average common equity	11.0%	0.8%		11.8%	12.2%	(1.2)%		11.0%

(1) Represents tax-equivalent adjustment of $31 million, not included in reported results, net of $172 million of discount accretion related to former conduit securities.
(2) Represents a tax on bonus payments to employees in the U.K.

(3) Represents a charge, including associated costs of $9 million, to provide for a one-time cash contribution of $330 million to the SSgA lending fund collateral pools and liquidating trusts and $75 million to establish a reserve to address potential inconsistencies in the application of the redemption policy for the agency lending collateral pools.

(4) Represents merger and integration costs.
(5) Represents a discrete tax benefit of $180 million generated by the restructuring of former non-U.S. conduit securities and the net tax effect of non-operating adjustments.
(6) Represents tax-equivalent adjustment, not included in reported results.
(7) Represents tax-equivalent adjustment of $63 million, not included in reported results, net of $384 million of discount accretion related to former conduit securities.
(8) Represents effect of the difference between reported and operating-basis earnings on allocation to participating securities.

STATE STREET CORPORATION
Earnings Release Addendum

RECONCILIATION OF REPORTED RESULTS TO OPERATING-BASIS RESULTS
Quarter Ended March 31, 2011

The table presented below reconciles financial information prepared on a non-GAAP, or operating, basis to financial information prepared in accordance with GAAP.

(Dollars in millions, except per share amounts)	Quarter Ended March 31, 2011

	Reported			Operating-Basis
	Results	Adjustments		Results
Fee Revenue:
Servicing fees	$1,095			$1,095
Management fees	236			236
Trading services	302			302
Securities finance	66			66
Processing fees and other	92			92
Total fee revenue	1,791			1,791

Net Interest Revenue:
Interest revenue	734	$(31)	(1)	703
Interest expense	157	-		157
Net interest revenue	577	(31)		546

Losses related to investment securities, net	(7)	-		(7)
Total revenue	2,361	(31)		2,330

Provision for loan losses	(1)	-		(1)

Expenses:
Salaries and employee benefits	974			974
Information systems and communications	191			191
Transaction processing services	180			180
Occupancy	107			107
Acquisition and restructuring costs	19	(19)	(2)	-
Other	231	-		231
Total expenses	1,702	(19)		1,683
Income before income tax expense	660	(12)		648
Income tax expense	189	(16)	(3)	173
Tax-equivalent adjustment	-	31	(4)	31
Net income	$471	$(27)		$444

Earnings allocated to participating securities	(5)	-		(5)
Net income available to common shareholders	$466	$(27)		$439

Diluted earnings per common share	$.93	$(.05)		$.88

Average diluted common shares outstanding (in thousands)	500,980	500,980		500,980

Return on average common equity	10.5%	(0.6)%		9.9%

(1) Represents tax-equivalent adjustment of $31 million, not included in reported results, net of $62 million of discount accretion related to former conduit securities.
(2) Represents $14 million of merger and integration costs and $5 million of restructuring charges related to the business operations and information technology transformation program.
(3) Represents net tax effect of non-operating adjustments.
(4) Represents tax-equivalent adjustment, not included in reported results.

STATE STREET CORPORATION
Earnings Release Addendum

CONSOLIDATED STATEMENT OF CONDITION

	June 30,	December 31,	June 30,
(Dollars in millions, except per share amounts)	2011	2010	2010

Assets
Cash and due from banks	$4,572	$3,311	$5,312
Interest-bearing deposits with banks	30,899	22,234	20,298
Securities purchased under resale agreements	1,923	2,928	2,750
Trading account assets	2,427	479	203
Investment securities available for sale	94,783	81,881	79,936
Investment securities held to maturity	11,131	12,249	18,166
Loans and leases (less allowance for losses of $54, $100 and $102)	12,878	11,857	11,687
Premises and equipment	1,853	1,843	1,839
Accrued income receivable	1,871	1,733	1,727
Goodwill	5,748	5,597	5,380
Other intangible assets	2,616	2,593	2,731
Other assets	19,754	13,800	12,046
Total assets	$190,455	$160,505	$162,075

Liabilities
Deposits:
Noninterest-bearing	$28,065	$17,464	$11,704
Interest-bearing -- U.S.	987	6,957	10,226
Interest-bearing -- Non-U.S.	96,357	73,924	73,813
Total deposits	125,409	98,345	95,743

Securities sold under repurchase agreements	9,171	7,599	9,058
Federal funds purchased	3,076	7,748	5,447
Other short-term borrowings	8,642	8,694	15,749
Accrued expenses and other liabilities	14,779	11,782	11,473
Long-term debt	9,544	8,550	8,546
Total liabilities	170,621	142,718	146,016

Shareholders' Equity
Preferred stock, no par: 3,500,000 shares authorized; 5,001 shares
issued and outstanding	500	-	-
Common stock, $1 par: 750,000,000 shares authorized;
504,051,907, 502,064,454 and 501,860,956 shares issued	504	502	502
Surplus	9,474	9,356	9,266
Retained earnings	9,430	8,634	8,015
Accumulated other comprehensive loss	160	(689)	(1,707)
Treasury stock, at cost (5,158,344, 420,016 and 433,556 shares)	(234)	(16)	(17)
Total shareholders' equity	19,834	17,787	16,059
Total liabilities and shareholders' equity	$190,455	$160,505	$162,075

STATE STREET CORPORATION
Earnings Release Addendum
Tangible Common Equity and Tier 1 Common Ratios - Reconciliations
As of Period End

The table set forth below presents the calculations of State Street's ratios of tangible common equity to total tangible assets and to total risk-weighted assets, and its ratios of tier 1 common capital to total risk-weighted assets.

		For the periods ended
		June 30,	March 31,	June 30,
(Dollars in millions)		2011	2011	2010

Consolidated Total Assets		$190,455	$171,796	$162,075
Less:
Goodwill		5,748	5,720	5,380
Other intangible assets		2,616	2,644	2,731
Excess reserves held at central banks		22,148	13,295	14,768
Adjusted assets		159,943	150,137	139,196
Plus deferred tax liabilities		775	781	788
Total tangible assets	A	$160,718	$150,918	$139,984

Consolidated Total Common Shareholders' Equity		$19,334	$18,680	$16,059
Less:
Goodwill		5,748	5,720	5,380
Other intangible assets		2,616	2,644	2,731
Adjusted equity		10,970	10,316	7,948
Plus deferred tax liabilities		775	781	788
Total tangible common equity	B	$11,745	$11,097	$8,736

Tangible common equity ratio	B/A	7.3%	7.4%	6.2%

Ratio of tangible common equity to total risk-weighted assets	B/D	16.6%	16.7%	11.9%

Tier 1 Capital		$13,333	$13,077	$11,107
Less:
Trust preferred securities		950	950	1,450
Preferred stock		500	500	-
Tier 1 common capital	C	$11,883	$11,627	$9,657

Total risk-weighted assets	D	$70,598	$66,597	$73,532

Ratio of tier 1 common capital to total risk-weighted assets	C/D	16.8%	17.5%	13.1%

STATE STREET CORPORATION
BASEL III CAPITAL RECONCILIATION
June 30, 2011

	Current Requirements (1)		Basel III Requirements (2)

(Dollars in millions)

Tier 1 capital	$13,333	A	12,846
Less:
Trust preferred securities	950		637
Preferred stock	500		500
Tier 1 common capital	11,883	B	11,709

Total capital	14,609	C	14,538

Total risk-weighted assets	70,598	D	99,476
Adjusted quarterly average assets	155,030	E	203,030

Tier 1 capital ratio	18.9%	A/D	12.9%
Total capital ratio	20.7%	C/D	14.6%
Tier 1 common ratio	16.8%	B/D	11.8%
Tier 1 leverage ratio	8.6%	A/E	6.3%
(1) Actual (unaudited) total capital, tier 1 capital and tier 1 leverage ratios were calculated in accordance with currently applicable bank regulatory requirements. Tier 1 common ratio was calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities (tier 1 common capital), by (b) total risk-weighted assets, which were calculated in accordance with currently applicable bank regulatory requirements.

(2) For purposes of the calculations in accordance with Basel III (see below), total capital, tier 1 capital and tier 1 leverage ratios and total risk-weighted assets were calculated based on State Street’s estimates, based upon published statements of the Basel Committee and the Federal Reserve, of the effects of the requirements under Basel III affecting capital. The tier 1 common ratio is calculated by dividing (a) tier 1 common capital (as described in footnote (1)), but with tier 1 capital calculated in accordance with Basel III by (b) total risk-weighted assets, which are calculated in accordance with Basel III. State Street reports its financial ratios in accordance with the requirements of the Board of Governors of the Federal Reserve System, which has not yet adopted Basel III. There remains considerable uncertainty concerning the timing for adoption and implementation of Basel III by the Federal Reserve. When adopted, the Federal Reserve may implement Basel III with some or more modifications or adjustments. Therefore, State Street’s current understanding of Basel III, as reflected in the table above, may be different from the ultimate application of Basel III by the Federal Reserve to State Street.

  • Tier 1 capital used in the calculation of the tier 1 capital and tier 1 leverage ratios decreased by $487 million, as a result of applying estimated Basel III requirements to tier 1 capital of $13.333 billion as of June 30, 2011.  Total capital used in the calculation of the total capital ratio decreased by $71 million, as a result of applying estimated Basel III requirements to total capital of $14.609 billion as of June 30, 2011.

  • Tier 1 common capital used in the calculation of the tier 1 common ratio was $11.709 billion, reflecting the adjustments to tier 1 capital described in the first bullet above. Tier 1 common capital used in the calculation is therefore calculated as adjusted tier 1 capital of $12.846 billion less non-common elements of capital, composed of trust preferred securities of $637 million and preferred stock of $500 million as of June 30, 2011, resulting in tier 1 common capital of $11.709 billion. At June 30, 2011, there was no qualifying minority interest in subsidiaries.

  • Total risk-weighted assets used in the calculation of the total capital, tier 1 capital and tier 1 common ratios increased by $28.878 billion as a result of applying estimated Basel III requirements to total risk-weighted assets of $70.598 billion as of June 30, 2011.

  • Consolidated adjusted quarterly average assets used in the calculation of the leverage ratio increased by $48.0 billion as a result of applying estimated Basel III requirements to the actual consolidated adjusted quarterly average assets as of June 30, 2011 of $155.030 billion.

CONTACT:
State Street Corporation
Edward J. Resch, +1 617-664-1110
or
Investors:
Kelley MacDonald, +1 617-664-3477
or
Media:
Hannah Grove, +1 617-664-3377